UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

INFORMATION STATEMENT PURSUANT TO SECTION 14(c) OF THE

SECURITIES EXCHANGE ACT OF 1934

Check the appropriate box:

[X] Preliminary Information Statement

[   ] Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

[   ] Definitive Information Statement

High Plains Gas, Inc.

(Name of Registrant as Specified in its Charter)

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[  ] Fee paid previously with preliminary materials.

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High Plains Gas, Inc

1200 East Lincoln St

Gillette, Wyoming 82717

INFORMATION STATEMENT

Pursuant To Section 14(c) of Securities and Exchange Act Of 1934

Approximate Date of Mailing: April 26, 2013

WE ARE NOT ASKING YOU FOR A PROXY

AND YOU ARE REQUESTED NOT TO SEND US A PROXY

This information Statement is being furnished by the Board of Directors of High Plains Gas, Inc. (the “Company”) to the stockholders of record of the Company’s common stock at the close of business on April 16, 2013 (the “Record Date”), and is being sent to you to inform you of action which has been approved by the holders of at least a majority of the voting power of the Company outstanding on the Record Date, by written consents without holding a meeting of stockholders. By such written consents, such stockholders approved the following action:

1.

To amend our Articles of Incorporation to complete a 1 for 1,000 reverse stock split of our common stock.

Our Board of Directors unanimously adopted and approved the proposal on March 28, 2013, and on or about March 28, 2013, we received the written consent, in lieu of a meeting of stockholders, from the holders of a majority of the outstanding shares with the right to vote on these matters. No other votes were required to adopt the Amendment and none are being solicited hereunder.  A copy of the Certificate of Amendment to the Articles of Incorporation is attached hereto as Exhibit “A”.

This Information Statement is first being mailed or furnished to stockholders on or about April 20, 2013, and the Amendment described herein will not become effective until at least twenty (20) calendar days thereafter. We will pay all costs associated with the preparation and distribution of this Information Statement, including all mailing and printing expenses.

NO VOTE OR OTHER CONSENT OF OUR STOCKHOLDERS IS SOLICITED IN CONNECTION WITH THIS INFORMATION STATEMENT. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

OUTSTANDING SECURITIES AND VOTING RIGHTS

As of April 15, 2013, the Company had authorized:(1) three hundred fifty million (350,000,000) shares of common stock, $0.001 par value, 304,723,894 of which were issued and outstanding, and (2) twenty million (20,000,000) shares of preferred stock, $0.001 par value, of which none are issued and outstanding.

Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of Stockholders.  However, under Nevada law, any action that may be taken at any stockholders’ meeting may be taken by written consent of the requisite number of stockholders required to take such action.  The Amendment requires the affirmative vote or written consent of the holders of a majority of the Company’s outstanding common stock.

STOCKHOLDERS' RIGHTS

The elimination of the need for a special meeting of the stockholders to approve the actions proposed and discussed in this Information Statement is authorized by Section 78.320(2) of the Nevada Revised Statutes (the "NRS").  This section provides that any action required or permitted to be taken at a meeting of stockholders of a corporation may be taken without a meeting, before or after the action, if a written consent thereto is signed by the stockholders holding at least a majority of the voting power.

In order to eliminate the costs and management time involved in holding a special meeting and in order to effect the proposed resolutions as early as possible in order to accomplish the purposes of the Company, the Company chose to obtain the written consent of its stockholders holding a majority of the Company's voting power.

The action described in this Information Statement cannot be taken until at least 20 days after this Information Statement has been first mailed to the Company's stockholders.

NO DISSENTERS' RIGHTS

The NRS does not provide for dissenter's rights in connection with any of the actions proposed in this Information Statement.

THE AMENDMENT

General

The Board has approved, and the stockholders owning a majority of the shares entitled to vote on matters submitted to the stockholders have consented in writing to amend the Company's Articles of Incorporation to effectuate a 1 for 1,000 reverse stock split of the Company’s common stock.

A copy of the Articles of Amendment effecting the reverse stock split, in substantially the form to be filed with the Secretary of State of Nevada, is attached to this Information Statement as Exhibit “A”.  The stockholders owning a majority of the issued and outstanding shares of the Common Stock have consented to the 1 for 1,000 reverse stock split, which will become effective on or about May 7, 2013 (the "Effective Date").

The Company has taken all action required under Nevada law to approve the Amendment; however, since stockholder approval of the Amendment was obtained by written consent rather than at a stockholders' meeting, Nevada law requires that notice be sent to all non-consenting stockholders notifying them of the actions taken not more than 30 days after the effective date of the consent and the Exchange Act will not permit such filing until the expiration of 20 calendar days from the date hereof. The Articles of Amendment filed with the Nevada Secretary of State will not become effective until the Effective Date, after the expiration of the 20-calendar day period.

Stockholder Approval Previously Obtained

As of April 15, 2013, the Company had 304,723,894 issued and outstanding shares of Common Stock and no issued and outstanding shares of Preferred Stock.  Each holder of Common Stock is entitled to one vote for each share of Common Stock held on all matters submitted to a vote of stockholders.

By written consent dated March 28, 2013 the stockholders owning a majority of the outstanding stock entitled to vote have approved the adoption and implementation of the Amendment.  Such action is sufficient to satisfy the applicable requirements of Nevada law that stockholders approve such actions. Accordingly, stockholders will not be asked to take further action on the Amendment at any future meeting and the Board of Directors does not intend to solicit any proxies or consents from any other stockholders in connection with the Amendment.

Purpose and Effect of Reverse Stock Split

The 1 for 1,000 reverse stock split is required in connection with the Company’s recent proposed merger Chama Technologaes, Inc.  On March 28, 2013 the Company executed an Agreement and Plan of Merger between the Corporation and Chama Technologaes, Inc., a Nevada corporation, for the purchase by Chama of a controlling stock interest in High Plains.

The terms of the acquisition are substantially as follows:

The Agreement requires that the Company complete a 1 for 1,000 reverse split of High Plains Gas common stock.  Upon completion of the reverse stock split, High Plains Gas will have approximately 305,000 shares of common stock outstanding.  Pursuant to the merger, High Plains will issue to Chama shareholders 25,000,000 shares of High Plains Gas stock.  High Plains Gas assumes approximately $4,000,000 in obligations owed to previous shareholders of RWM Resources, Inc. that was previously owed by Chama.

The Company had previously divested itself of Miller Fabrication, LLC, the oil and gas servicing subsidiary of High Plains.

Potential antitakeover effects

The reverse stock split is likely to result in further issuances pursuant to financing which would dilute the ownership of current owners.  Such an action could discourage, delay or prevent, an attempt to acquire control of the Company.  For example, the shares could be privately placed with purchasers who might support the Company's Board of Directors in opposing a hostile takeover bid.  The issuance of the new shares also could be used to dilute the stock ownership and voting power of a third party seeking to remove directors, replace incumbent directors, accomplish certain business combinations or alter, amend or repeal provisions of the Company's articles of incorporation or bylaws.  To the extent that it impedes any such attempts, the issuance of shares following the adoption of the amendment may serve to perpetuate existing management.  While the amendment may have potential antitakeover effects, it is not prompted by any specific effort or takeover threat currently perceived by the Company's Board of Directors or management.  Although under Nevada law our Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of its shareholders, its Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of its shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then market price of such stock.

EFFECTIVENESS OF AMENDMENT

The Company reserves the right, upon notice to stockholders, to abandon or modify the proposed Amendment at any time prior to the filing of the Amendment upon consent of the Board and the holders of a majority of the existing stock entitled to vote on matters submitted to the stockholders.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

No director, executive officer, nominee for election as a director, associate of any director, executive officer or nominee or any other person has any substantial interest, direct or indirect, by security holdings or otherwise, resulting from the matters described herein, which is not shared by all other stockholders pro-rata, and in accordance with their respective interests.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

The following table shows the beneficial ownership of the Company’s common stock as of April 15, 2013.  The table shows the amount of shares owned by each person known to the Company who will own beneficially more than five percent of the outstanding shares of any class of the Company’s stock, based on the number of shares outstanding of 304,723,894 at April 15, 2013; and all of its Directors and Executive Officers as a group.  This chart does not give effect to the proposed reverse stock split or to the proposed issuance of securities to Chama Technologaes, Inc.

Name of Person or Group	Number of Shares Beneficially owned[1]	Percent of Shares Beneficially Owned2 (Before Offering)
Mark D. Hettinger,	106,215,833	34.9%
Joseph Hettinger,	47,370,699	15.5%
Jerry Hettinger	16,866,667	5.5%
Ed Presley, President and Chief Executive Officer	0	0%
William Helfer, Director	0	0%
Bill Edwards, Director	0	0%
All Directors and Officers as a Group (3 persons)	0	0%

(1) Pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, involving the determination of beneficial owners of securities, a beneficial owner of securities is a person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has, or shares, voting power and/or investment power with respect to the securities, and any person who has the right to acquire beneficial ownership of the security within sixty days through means including the exercise of any option, warrant or conversion of a security.

(2) The percentage of shares owned is based on approximately 304,723,894 shares of common stock outstanding as of April 15, 2013.  Where the beneficially owned shares of any individual or group in the following table includes any options, warrants, or other rights to purchase shares, the percentage of shares owned includes such shares as if the right to purchase had been duly exercised.

OTHER ACTION

No other action was taken or authorized by the stockholders’ written consent to corporate action to which this Information Statement pertains.

COSTS OF INFORMATION STATEMENT

This Information Statement has been prepared by the Company and its Board of Directors. The Company will bear the costs of distributing this Information Statement to stockholders, including the expense of preparing, assembling, printing and mailing the Information Statement.  Although there is no formal agreement to do so, the Company may reimburse attorneys, banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this Information Statement and related materials to stockholders.  The Company may pay for and use the services of other individuals or companies not regularly employed by the Company in connection with the distribution of this Information Statement if the Board of Directors of the Company determines that this is advisable.

By Order of the Board of Directors

/s/ Ed Presley

Ed Presley, Chairman of the Board of Directors and Chief Executive Officer

Exhibit “A”

DEAN HELLER

Secretary of State

204 North Carson Street, Suite 1

Carson City, Nevada 89701-4299

(775) 684-5708

Website:  secretaryofstate.biz

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Certificate of Amendment

(Pursuant to NRS 78.385 and 78.390)

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Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporation

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.

Name of corporation:

High Plains Gas, Inc.

2.

The articles have been amended as follows (provide article numbers, if available):

“Article FOURTH of the Company’s Articles of Incorporation are hereby amended to provide that effective April 26, 2013, the shares of the common stock shall be subject to a 1 for 1,000 reverse stock split.”

3.     The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is:  a majority of those authorized

4.     Effective date of filing (optional):

5.     Officer signature (required):  /s/ Ed Presley

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of the shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.